Exhibit 99.1

Contact:	John Collopy
(414) 347-3706

Sensient Technologies Corporation
Reports Results for the Quarter Ended March 31, 2015

Adjusted EPS Increased to 76 Cents, a 14% Increase in Local Currency
Reported EPS Increased to 65 Cents from 5 Cents in the First Quarter of 2014

Cash Flow from Operations Increases 54% to $30.6 Million

Flavors & Fragrances Operating Margin Increases 70 Basis Points to 14.8%

MILWAUKEE—April 20, 2015 — Sensient Technologies Corporation (NYSE: SXT) reported earnings per share from continuing operations of 65 cents in the first quarter of 2015 compared to five cents in last year’s first quarter.  Reported operating income was $46.4 million and $8.6 million in the first quarters of 2015 and 2014, respectively.  Sensient initiated a restructuring plan in 2014 to eliminate underperforming operations, consolidate manufacturing facilities, and improve operational efficiencies within the Company.  The restructuring costs related to this plan are included in the reported results.  Restructuring costs reduced reported operating income by $7.1 million, or twelve cents per share, in the quarter and $46.2 million, or 66 cents per share, in the first quarter of 2014.

The adjusted results, discussed below, eliminate the impact of the restructuring costs and enhance the overall understanding of the Company’s underlying performance.  Sensient’s first quarter adjusted earnings per share were 76 cents, an increase of 7.0% over last year’s adjusted earnings per share of 71 cents.  Consolidated revenue was $346.2 million and $367.1 million in the first quarters of 2015 and 2014, respectively.  Adjusted operating income was $53.6 million in this year’s first quarter compared to $54.8 million in the first quarter of 2014, and the Company’s adjusted operating margin increased 60 basis points to 15.5%.  Foreign currency had a significant impact on the first quarter results, reducing both revenue and adjusted operating income by approximately 7%.  In local currency, revenue increased 1.6%, adjusted operating income increased 4.5%, and adjusted earnings per share increased 14.1% in the first quarter.  Please reference the tables at the bottom of page six that reconcile the adjusted results to the reported results.

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Sensient Technologies Corporation Earnings Release – Quarter Ended March 31, 2015 April 20, 2015	Page 2

Cash provided by operating activities increased 54% to $30.6 million in the quarter, compared to $19.8 million in last year’s comparable quarter.   Free cash flow, representing cash flow from operations less net capital expenditures, was $29.7 million in the first quarter, which includes $12.6 million of proceeds from the sale of two facilities.  The strong cash flow was driven by higher cash earnings and inventory reductions.  The Company purchased approximately 950,000 shares of its common stock in the quarter.  Including dividend payments, the Company returned approximately $70 million to shareholders in the first quarter and more than $240 million in the last twelve months.

“We delivered a solid performance in the first quarter,” said Paul Manning, President and CEO of Sensient Technologies Corporation.  “The Flavors & Fragrances Group grew both revenue and operating income in local currency, and most of the businesses in the Color Group also reported local currency profit growth.  I was also pleased with our cash flow results and the inventory reduction achieved in the quarter.  Our strategy is working, and we remain committed to delivering sustainable long term value to our shareholders.”

BUSINESS REVIEW

The Color Group reported revenue of $120.5 million and $133.0 million, in the first quarters of 2015 and 2014, respectively.  Operating income was $26.1 million in the quarter compared to $29.8 million in last year’s first quarter.  Foreign currency translation reduced both revenue and operating income by approximately nine percent in the first quarter.  In addition, revenue and operating income were further reduced by foreign currency transaction effects, primarily due to the stronger Swiss Franc.  The Color Group’s operating margin was 21.7% in the quarter.  The Group’s food and beverage, cosmetics and pharmaceutical businesses all reported solid local currency profit growth in the first quarter.

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Sensient Technologies Corporation Earnings Release – Quarter Ended March 31, 2015 April 20, 2015	Page 3

The Flavors & Fragrances Group reported first quarter revenue of $206.0 million compared to the $214.3 million reported in the first quarter of 2014.  As reported, operating income increased one percent in the quarter to $30.5 million, from $30.2 million in the first quarter of 2014.  Foreign currency translation reduced revenue by 7.0% and operating income by 3.1% in the quarter, and in local currency revenue and operating income increased by approximately three percent and four percent, respectively.  The Natural Ingredients, North America Beverage, Europe Sweet and Latin America businesses all reported double-digit profit increases in the first quarter.  The Flavors & Fragrances Group’s operating margin improved 70 basis points to 14.8%.

The Corporate & Other segment, which includes the Company’s operations in Asia Pacific, reported revenue of $31.6 million and $32.2 million in the first quarters of 2015 and 2014, respectively.  Foreign currency translation reduced Asia Pacific revenue by approximately four percent in the quarter.

2015 OUTLOOK

Foreign currency will have a significant impact on the Company’s 2015 results.  The Company’s initial estimate of the currency impact on 2015 earnings was approximately 23 cents per share.  Since the beginning of the year, the U.S. dollar has continued to strengthen compared to most currencies, and our updated estimate of the currency impact is now approximately 29 cents per share.  While the outlook for the Company’s operating performance has not changed, Sensient is revising its adjusted earnings per share guidance to a range of $3.00 to $3.09 due to the increased currency impact.  The previous guidance was $3.02 to $3.12.

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Sensient Technologies Corporation Earnings Release – Quarter Ended March 31, 2015 April 20, 2015	Page 4

CONFERENCE CALL

The Company will host a conference call to discuss its 2015 first quarter financial results at 10:00 a.m. CDT on Tuesday, April 21, 2015.  To participate in the conference call, please contact InterCall Teleconferencing at (706) 758-1089 and refer to conference identification number 18648755.  A webcast of the conference call will be available on the Investor Information section of the Company’s web site at www.sensient.com.

A replay will be available beginning at 1:00 p.m. CDT on April 21, 2015, through midnight on April 28, 2015, by calling (404) 537-3406 and referring to conference identification number 18648755.  A transcript of the call will also be posted on the Company’s web site at www.sensient.com after the call concludes.

This release contains statements that may constitute “forward-looking statements” within the meaning of Federal securities laws. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following: the pace and nature of new product introductions by the Company and the Company’s customers; the Company's ability to successfully implement its strategy to create sustainable, long-term shareholder value; the Company’s ability to successfully implement its growth strategies; the outcome of the Company’s various productivity-improvement and cost-reduction efforts; changes in costs or availability of raw materials, including energy; industry and economic factors related to the Company’s domestic and international business; growth in markets for products in which the Company competes; industry and customer acceptance of price increases; actions by competitors, including increased intensity of competition; the loss of any customers in certain product lines in which our sales are made to a relatively small number of customers; product liability claims or product recalls; the costs of compliance, or failure to comply, with laws and regulations applicable to our industries and markets; changing consumer preferences and changing technologies; and failure to complete and integrate future acquisitions or dispositions. The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations. This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the year ended December 31, 2014.

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Sensient Technologies Corporation Earnings Release – Quarter Ended March 31, 2015 April 20, 2015	Page 5

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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Sensient Technologies Corporation In thousands, except percentages and per share amounts)	Page 6

Consolidated Statements of Earnings	Three Months Ended March 31,

	2015	2014	% Change

Revenue	$346,226	$367,125	-5.7%

Cost of products sold	228,793	242,629	-5.7%
Selling and administrative expenses	70,987	115,910	-38.8%

Operating income	46,446	8,586	441.0%
Interest expense	3,915	4,131

Earnings before income taxes	42,531	4,455
Income taxes	11,796	1,824

Earnings from continuing operations	30,735	2,631
Loss from discontinued operations, net of tax	(209)	(4,706)
Net earnings	$30,526	$(2,075)

Earnings per share of common stock:
Basic:
Continuing operations	$0.65	$0.05
Discontinued operations	-	(0.09)
Earnings per share of common stock	$0.65	$(0.04)

Diluted:
Continuing operations	$0.65	$0.05
Discontinued operations	-	(0.09)
Earnings per share of common stock	$0.64	$(0.04)

Average common shares outstanding:
Basic	47,178	49,853	-5.4%

Diluted	47,502	50,079	-5.1%

Reconciliation of Non-GAAP Amounts

The Company's 2015 results from continuing operations include pre-tax restructuring charges of $7.1 million ($5.5 million after-tax or $0.12 per share) for the three months ended March 31, 2015, related to eliminating underperforming operations, consolidating manufacturing facilities, improving efficiencies within the Company and other items.  The Company's 2014 results from continuing operations include pre-tax restructuring and other charges of $46.2 million ($33.1 million after-tax or $0.66 per share) for the three months ended March 31, 2014.

	Three Months Ended March 31,
	2015	2014	% Change
Operating income from continuing operations (GAAP)	$46,446	$8,586	441.0%
Restructuring - Cost of products sold	141	-
Restructuring & other - Selling and administrative	6,974	46,187
Adjusted operating income	$53,561	$54,773	-2.2%

Net earnings from continuing operations (GAAP)	$30,735	$2,631
Restructuring & other, before tax	7,115	46,187
Tax impact of restructuring & other	(1,597)	(13,112)
Adjusted net earnings	$36,253	$35,706	1.5%

Diluted EPS from continuing operations (GAAP)	$0.65	$0.05
Restructuring & other, net of tax	0.12	0.66
Adjusted diluted EPS	$0.76	$0.71	7.0%

These non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures.

Note: Earnings per share calculations may not foot due to rounding differences.

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Sensient Technologies Corporation (In thousands, except per share amounts)	Page 7

Results by Segment	Three Months Ended March 31,

Revenue	2015	2014	% Change

Flavors & Fragrances	$205,978	$214,333	-3.9%
Color	120,515	132,991	-9.4%
Corporate & Other	31,621	32,241	-1.9%
Intersegment elimination	(11,888)	(12,440)

Consolidated	$346,226	$367,125	-5.7%

Operating Income

Flavors & Fragrances	$30,459	$30,244	0.7%
Color	26,139	29,774	-12.2%
Corporate & Other	(10,152)	(51,432)

Consolidated	$46,446	$8,586	441.0%

Beginning in the first quarter of 2015, the results of operations for the Company’s businesses in Central and South America, previously reported in the Corporate & Other segment, are now reported in the Flavors & Fragrances segment. Results for 2014 have been restated to reflect these changes. The 2015 and 2014 restructuring and other costs related to continuing operations are reported in the Corporate & Other segment.

Consolidated Condensed Balance Sheets
March 31,

	2015	2014

Current assets	$734,182	$817,221
Goodwill & intangible assets (net)	407,769	467,223
Property, plant, and equipment (net)	463,583	525,679
Other assets	70,210	85,760

Total Assets	$1,675,744	$1,895,883

Current liabilities	$209,098	$243,218
Long-term debt	484,287	386,737
Accrued employee and retiree benefits	24,832	27,144
Other liabilities	12,778	30,770
Shareholders' Equity	944,749	1,208,014

Total Liabilities and Shareholders' Equity	$1,675,744	$1,895,883

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Sensient Technologies Corporation (In thousands, except per share amounts)	Page 8

Consolidated Statements of Cash Flows
Three Months Ended March 31,

	2015	2014

Net cash provided by operating activities	$30,589	$19,835

Cash flows from investing activities:
Acquisition of property, plant and equipment	(13,431)	(14,711)
Proceeds from sale of assets	12,593	919
Other investing activity	(24)	(94)

Net cash used in investing activities	(862)	(13,886)

Cash flows from financing activities:
Proceeds from additional borrowings	51,112	49,254
Debt payments	(7,037)	(43,096)
Purchase of treasury stock	(58,017)	(2,724)
Dividends paid	(11,932)	(11,539)
Proceeds from options exercised and other	184	331

Net cash used in financing activities	(25,690)	(7,774)

Effect of exchange rate changes on cash and cash equivalents	(6,283)	(548)

Net decrease in cash and cash equivalents	(2,246)	(2,373)
Cash and cash equivalents at beginning of period	20,329	19,836
Cash and cash equivalents at end of period	$18,083	$17,463

Supplemental Information
Three Months Ended March 31,

	2015	2014

Depreciation and amortization	$12,384	$13,424

Dividends paid per share	$0.25	$0.23